Exhibit 99.1
                        Press Release Issued May 22, 2003

FOR IMMEDIATE RELEASE
MAY 22, 2003

                                  PRESS RELEASE

             Citizens Financial Announces First Quarter 2003 Results


LOUISVILLE, KY-- May 22, 2003 -- Citizens Financial Corporation (NASDAQ-CNFL) today reported premium income increased 9% to $8,978,000 for the first quarter of 2003 compared to the same period last year while total revenues rose 7%. The
Company had a net loss of $333,000 or $0.20 per share for the first quarter. The net loss was down about 16% from the loss of $397,000 or $0.23 per share during the same period in 2002. For the quarter, the Company realized pre-tax investment portfolio losses of $276,000 and a pre-tax loss from operations of $130,000. Shareholders' equity increased 0.5% to $17,835,000 for the quarter.

The pre-tax loss from operations in 2003 compared to a pre-tax loss of $139,000 in 2002. Declining earned interest rates, which negatively impact all the Company's life products, and increased general expenses and individual health claims, were the reason for the deterioration in operating income.

General expenses increased $311,000 or 21% during the quarter compared to the same period in the prior year. The most significant portion of the increase related to the cost of outside consultants who were employed to review the profitability of the Company's life products in the current interest rate environment. This review resulted in significant modifications in the Company's
Home Service product pricing and Preneed segment commissions.

Detailed discussion of the Company's insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance is provided in the Company's Form 10-Q for the quarter which has been filed with the Securities and Exchange Commission.

Citizens  Financial is the  Louisville-based  parent of Citizens  Security  Life
Insurance Company.

                        For further information contact:
                                 Lane A. Hersman
                            Executive Vice President
                                  502/244-2420


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
                                         Citizens Financial Corporation
                                            Results in tabular form:



                                                                   Quarter ended March 31
                                              ------------------------------ ---- -----------------------------
                                                          2003                                2002
                                              ------------------------------      -----------------------------
Revenues                                      $         10,132,000                $          9,448,000
Net loss                                      $            333,000                $            397,000
Per Share:                                    $                .20                $                .23

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Selected Financial Position Data:
                                                                   Quarter ended March 31
                                              ------------------------------ ---- -----------------------------
                                                          2003                                2002
                                              ------------------------------      -----------------------------
Total Assets                                  $       149,365,000                 $      148,442,000
Notes Payable                                 $         7,121,000                 $        7,779,000
Shareholders' Equity                          $        17,835,000                 $       17,758,000
Shareholders' Equity per share                $             10.58                 $            10.53